EXHIBIT 99

For release: March 3, 2006

Contact: Gerald Coggin , Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC buys 200-bed HealthCare Center

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), one of the nation's oldest long-term health care companies, announced today that it purchased Town & Country HealthCare Center in Town & Country, Missouri for $5.4 million from SeniorTrust of Murfreesboro, Tenn.

NHC has been managing the center since 2001. NHC will change the center's name to NHC HealthCare, Town & Country.

"We are excited to have the opportunity to purchase a 200-bed health care center that we have managed for the last five years," NHC Senior V.P. of Development Steve Flatt said. "This center is located in a beautiful area just outside of St. Louis, Mo. The center already offers NHC's full-range of services including skilled nursing care, speech, physical and occupational therapy."

NHC also operates or manages several other long-term health care centers in the St. Louis area. They include: NHC HealthCare of St. Charles with 120 beds, Lake St. Charles Retirement Center with 155 apartments; NHC HealthCare of Maryland Heights with 220 beds; and Charlevoix HealthCare Center, with 142 beds.

NHC operates for itself and third parties 74 long-term health care centers with 9,177 beds. NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice and a rehabilitation services company. Other information about the company can be found on our web site at www.NHCcare.com.